EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Ordinary Shares, no par value, of Mixed Martial Arts Group Limited, and further agree that this Joint Filing Agreement shall be filed as an exhibit to such Statement.

Each of the undersigned agrees that it is responsible for the timely filing of such Statement and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein, but is not responsible for the completeness or accuracy of the information concerning the other party, except to the extent that it knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Dated: August 28, 2026

NINJA TRESCADO, LLC		Date
By:	/s/ David Pickering	August 28, 2026
David Pickering, Manager

TRIPLE SHOT CAPITAL, LLC		Date
By:	/s/ Chas Birk	August 28, 2026
Chas Birk, Manager